November 2, 2006

Ronald A. Hirsch
668 North Coast Highway #171
Laguna Beach, California 92651

Re: Performance Bonus

As a Director, I am pleased to inform you that the Board of Directors has recognized the key role and significant efforts made by you in return for little or no cash remuneration over the course of the past year to:

  bring the Nord Resources Corporation (“Nord”) back into compliance with its reporting obligations under the Securities Exchange Act of 1934, as amended, after a lapse in reporting of approximately six years;

  address and settle a myriad of outstanding issues with various creditors, litigants, the Arizona Department of Environmental Quality and other third parties;

  secure bridge financing for Nord, thereby preserving the assets for the benefit of Nord’s stockholders; and

  generally position Nord to seek additional financing or as an attractive takeover target.

The Board of Directors has observed that Nord’s management team accomplished these milestones by the end of the quarterly period ended September 30, 2006.

In light of the foregoing, on October 16, 2006, the Board of Directors resolved to award you a performance bonus of Three Hundred Thousand Dollars ($300,000). In light of Nord’s current cash situation, however, your bonus has been awarded to you on terms whereby it will be accrued and will be payable when Nord has sufficient funds to make the payments, as shall be determined in the sole discretion of the Board of Directors. Further, the bonus will be paid to you only on condition that you shall indemnify, defend and save harmless Nord, any successor corporation to NORD, and their respective officers and directors, against liability for any payroll, income or other taxes that NORD might otherwise be required to withhold, remit or pay in respect of such bonus payments (the “Taxes”) in excess of the taxes that Nord withholds based on its good faith judgment of the amount that is required to be withheld and excluding taxes that are Nord’s responsibility to pay without withholding (i.e., the employer’s portion of employment taxes).

Accordingly, in consideration and as a condition of your bonus grant, please sign and return the enclosed duplicate copy of this letter to confirm your agreement as follows:

1.

Effective upon receipt by you of all or any portion of the performance bonus (subject to withholding), you will indemnify, defend, and hold harmless Nord and any successor corporation to Nord (a “Successor”), and their respective directors and officers (each, including Nord and any Successor, an “Indemnified Party”) for, from, and against any and all manner of action and actions, causes of action, claims, demands, debts, reimbursements, accounts, judgments, liabilities, costs, expenses and damages, in respect of Taxes, whether presently known or unknown, suspected or unsuspected, or primary or derivative, to which any Indemnified Party may become subject under applicable law or otherwise.

2.	Nord will promptly deliver to you written notice setting forth in reasonable detail the nature and amount of the claim for indemnification made by an Indemnified Party under this letter agreement.

3.	This letter agreement will be governed by and construed in accordance with the laws of the State of Arizona without regard to the principles of conflicts of laws of the State of Arizona.

4.	This letter automatically will be assigned to, and inure to the benefit of, any Successor (whether through merger, consolidation or otherwise) without your consent.

5.	This letter agreement may be executed in one or more counterparts, which, when taken together, shall constitute a single agreement.

6.

Delivery of an executed copy of this letter agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this letter agreement as of the date first above written.

Congratulations, and thank you for a job well done.

NORD RESOURCES CORPORATION

By:

/s/ Douglas P. Hamilton

Doug Hamilton, Director

Accepted and agreed to as of the date first written above.

Executed and delivered by Ron A. Hirsch, in	)
the presence of:	)
)
/s/ Alene Berman	)
Witness (Signature))		By: /s/ Ron A. Hirsch
	)	Ron A. Hirsch
Alene Berman	)
Name (please print))